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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                    AMENDED AND RESTATED DECLARATION OF TRUST

                                       OF

                              NEW PLAN REALTY TRUST

      WHEREAS Section 13.1 of the Amended and Restated Declaration of Trust of New Plan Realty Trust (the "Trust") dated as of January 15, 1996 (and filed with the Secretary of The Commonwealth of Massachusetts on March 12, 1996), as supplemented by Certificate of Designation filed with the Secretary of The Commonwealth of Massachusetts on July 3, 1997 (collectively the "New Plan Declaration of Trust") provides that the New Plan Declaration of Trust may be amended by the majority vote of the Trustees and the affirmative vote of the holders of not less than 66-2/3% of the Shares then outstanding having the right to vote thereon, which amendment shall be effective upon the filing with said Secretary of a certificate signed and acknowledged by a Trustee setting forth the text of such amendments;

      NOW, THEREFORE, the undersigned, being a duly elected and serving Trustee of the Trust, hereby certifies that the New Plan Declaration of Trust has been amended by the addition of Section 13.4 thereto, the text of which is set forth in the "New Plan Trust Amendments" contained in Annex II hereto (there being no Annex I, said Annex II being identical to the Annex contained in the proxy statement for the special meeting of shareholders of the Trust hereinbelow referred to) which have been duly adopted by the affirmative vote of a majority of the Trustees of the Trust and by the affirmative vote of the holders of more than 66-2/3% of the Shares outstanding and entitled to vote thereon, which meeting of shareholders was duly called and held on September 25, 1998 in accordance with the requirements of the New Plan Declaration of Trust.

      IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 25th day of September, 1998 and acknowledge the same to be my free act and deed as a Trustee of New Plan Realty Trust.

                                                   /s/ ARNOLD LAUBICH
                                               ----------------------------
                                                 Arnold Laubich, Trustee


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                          COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.

      Acknowledged before me this 25th day of September, 1998.

                                                 /s/ WILLIAM BRUCE KING
                                               ----------------------------
                                                     William Bruce King
                                                     Notary Public

                                          My commission expires August 24, 2001.


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                                                                        ANNEX II

                            NEW PLAN TRUST AMENDMENTS

The following new Section 13.4 is added to the New Plan Declaration of Trust

      SECTION 13.4 Alternative Business Combination.

      13.4.1 General. In lieu of a reorganization or business combination followed by the termination of the Trust and the distribution of the securities of the successor organization among the Shareholders in redemption of their Shares according to their respective rights pursuant to Section 13.3, the Trustees may cause the Trust to merge with another entity in a reorganization or business combination transaction ("Alternative Business Combination Transaction") pursuant to which (a) the Shares of the Trust are exchanged for such securities of a Person of which such other entity is a subsidiary or for such other consideration as is provided for in the agreement among the Trust, such other entity and such Person, and (b) the Trust is not terminated but remains in existence as a subsidiary of such Person.

      13.4.2 Excel Realty Trust, Inc. Merger Approved. Specifically, the Trustees may implement the merger provided for in the Agreement and Plan of Merger among New Plan Realty Trust, ERT Merger Sub, Inc. and Excel Realty Trust, Inc., as amended as of August 7, 1998, approved by the affirmative vote of 66-2/3% or more of all outstanding Shares of the Trust having the right to vote thereon at the meeting of Shareholders held on September 25, 1998, a copy of which is attached as an Annex to the notice and proxy statement for such meeting (such merger and agreement hereinafter the "Excel Merger" and the "Excel Merger Agreement," respectively). Upon effectiveness of the Excel Merger as provided in the Excel Merger Agreement, (a) the outstanding Shares of Beneficial Interest and the outstanding Preferred Shares of the Trust shall be exchanged for the securities or rights to securities of Excel Realty Trust, Inc. (whose name may thereupon be changed to New Plan Excel Realty Trust, Inc. (hereinafter referred to as "Surviving REIT")) as provided in the Excel Merger Agreement; (b) Surviving REIT shall become the sole holder of Shares of Beneficial Interest of the Trust as provided in the Excel Merger Agreement, with the Trust thereupon becoming a wholly-owned subsidiary of Surviving REIT; and (c) the number and identity of the Trustees shall be as set forth in the Excel Merger Agreement. The Trustees shall have full power and authority to, and shall, take or authorize such actions as they determine to be appropriate or convenient to carry out and to implement the Excel Merger Agreement and to effect the Excel Merger.

      13.4.3 Approval of Shareholders. This Section 13.4 has been added to the Declaration of Trust by an amendment thereto approved by the Trustees and the affirmative vote of 66-2/3% or more of all outstanding Shares of the Trust having the right to vote thereon at the meeting of Shareholders held on September 25, 1998, as part of the same meeting and/or vote that approved the Excel Merger provided for in Section 13.4.2. Accordingly, the Excel Merger having been approved by the affirmative vote of 66-2/3% or more of all outstanding Shares of the Trust having the right to vote thereon, no further action by the Shareholders is necessary to approve and effect the Excel Merger. However, in the event that the Excel Merger should not be effected for any reason and the Trustees recommend an Alternative Business Combination Transaction of the type authorized in Section 13.4.1 with some other Person, the authority of the Trustees to implement such other Alternative Business Combination Transaction shall be subject to the prior approval by the affirmative vote of 66-2/3% or more of all outstanding Shares of the Trust having the right to vote thereon at a meeting of Shareholders the notice for which includes a description of the principal terms of such Alternative Business Combination Transaction.

      13.4.4 Consummation of Alternative Business Combination Transaction. Notwithstanding any other provision hereof, including without limitation any provision with respect to shareholder ownership limitations or REIT status, any Alternative Business Combination Transaction (including the Excel Merger) may be consummated in accordance with this Section 13.4.